Exhibit 5.1

McCarter& English, LLP
Four Gateway Center
100 Mulberry Street
Newark, NJ 07102
April 10, 2017
Stewardship Financial Corporation
630 Godwin Avenue
Midland Park, New Jersey 07432
Dear Sirs:
We have acted as counsel for Stewardship Financial Corporation, a New Jersey corporation (the “Company”), in connection with the registration of shares of the Company’s common stock, without per value (the “Shares”) pursuant to the Registration Statement on Form S-1 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement registers the offer and sale of Shares having an aggregate offering price of up to $20,700,000.
This opinion letter is being delivered in a accordance with the requirements of item 601(b)(5) of Regulation S-K under the Act.
For purposes of this opinion letter, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and Amended and Restated By-laws of the Company, and such other certificates, records, instruments and documents, and have made such other and further investigations, as we have deemed necessary or appropriate to enable us to express the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.
Based upon and subject to the foregoing and the additional qualifications set forth below, we are of the opinion that the shares, when issued by the Company as contemplated by the Registration Statement will be legally issued, fully paid and non-assessable.
The issuance of the Shares is subject to the continuing effectiveness of the Registration Statement and the qualification, or exemption from registration, of such Shares under certain state securities laws.
This opinion is limited to the laws of the State of New Jersey and no opinion is expressed as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the sale of Shares.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the regulations promulgated thereunder.
Very truly yours,
/s/ McCarter & English, LLP
MCCARTER & ENGLISH, LLP